Exhibit 99 (e)

PANAGRAM CAPITAL, INC.

DIVIDEND REINVESTMENT PLAN

Introduction

Under the Dividend Reinvestment Plan (the “Plan”) for Panagram Capital, Inc. (the “Corporation”), dividends and/or other distributions (“Distributions”) to a holder of the Corporation’s shares of common stock, $0.001 par value per share (each, a “Share” and, collectively, the “Shares”) will automatically be reinvested in additional Shares of the Corporation. Each registered stockholder who does not wish to participate in the Plan must “opt-out” of the Plan. For any registered stockholder that does not so elect (each, a “Participant” and collectively, the “Participants”), Distributions on such stockholder’s Shares will be reinvested by U.S. Bank, National Association (the “Plan Administrator”), as administrator for stockholders in administering the Plan, in additional Shares, as set forth below. Participation in the Plan is completely voluntary, and may be terminated or resumed at any time without penalty by so notifying the Plan Administrator by [telephone, in writing or by visiting the Plan Administrator’s website at [  ]]. If received by the Plan Administrator prior to the Distribution record date, such termination or resumption will be effective with respect to any subsequently declared Distribution. Participants who hold their Shares through a broker or other nominee and who wish to elect to receive any Distributions in cash must contact their broker or nominee.

Plan Details

1.	The Plan Administrator will open an account for each holder of Shares under the Plan in the same name in which such holder of Shares is registered. Whenever the Corporation declares a Distribution payable in cash, non-participants in the Plan will receive cash and Participants will receive the equivalent in Shares. The Shares will be acquired by the Plan Administrator for the Participants’ accounts, depending upon the circumstances described below, either through (i) receipt of additional unissued but authorized Shares from the Corporation (“Newly Issued Shares”) (regardless of whether the outstanding Shares are trading at a premium or at a discount to net asset value (“NAV”) per Share) or (ii) by purchase of outstanding Shares on the open market (“Open-Market Purchases”) on the New York Stock Exchange or elsewhere.

2.	Prior to an initial public offering of the Shares (“IPO”) or the listing of the Shares on a national securities exchange (“listing”), the number of Shares to be issued to a Participant is determined by dividing the total dollar amount of the Distribution payable to such stockholder by the most recent quarterly net asset value per share, subject to adjustment to the extent required by Section 23 of the Investment Company Act of 1940, as amended, as determined by the board of directors of the Corporation (the “Board of Directors”).

3.	After an IPO or listing, the Board of Directors intends to primarily use Newly Issued Shares to implement the Plan, whether the Shares are trading at a price per Share at, below or above NAV per Share. However, the Board of Directors reserves the right to purchase Shares in the open market in connection with the implementation of the Plan. The number of Shares to be credited to each Participant’s account pursuant to the Plan will be determined by dividing the aggregate dollar amount of the Distribution by 95% of the closing market price per Share on the payment date, provided that if 95% of the closing market price per Share on the payment date is below the Corporation’s last determined NAV per Share, then the number of Shares to be credited to each Participant’s account pursuant to the Plan will be determined by dividing the aggregate dollar amount of the Distribution by the lesser of (i) the last determined NAV per Share and (ii) the closing market price per Share. Market price per share on that date shall be the closing price for such share on the New York Stock Exchange or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices of the shares. Shares purchased in Open Market Purchases by the Plan Administrator will be allocated to a Participant based upon the average purchase price, excluding any brokerage charges or other charges, of all Shares purchased with respect to the Distribution. The number of Shares to be outstanding after giving effect to payment of a Distribution cannot be established until the value per Share at which additional Shares will be issued has been determined and elections of the stockholders have been tabulated.

4.	The Plan Administrator maintains all Participants’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by Participants for tax records. Shares in the account of each Participant will be held by the Plan Administrator on behalf of the Participant in book entry form in the Plan Administrator’s name or that of the Plan Administrator’s nominee. Each stockholder proxy will include those Shares purchased or received pursuant to the Plan. The Plan Administrator will forward all proxy solicitation materials to Participants and vote proxies for Shares held under the Plan in accordance with the instructions of the Participants.

5.	In the case of record stockholders such as banks, brokers or other nominees which hold Shares for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record stockholder and held for the account of beneficial owners who participate in the Plan.

6.	Any Distributions or Shares issued pursuant to a stock split of Shares distributed by the Corporation on Shares held by the Plan Administrator for a Participant will be credited to the Participant’s account. In the event that the Corporation makes available to its stockholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

7.	The Plan Administrator’s fees for the handling of the reinvestment of Distributions will be paid by the Corporation. However, each Participant will pay a pro rata portion of brokerage fees incurred in connection with Open-Market Purchases (if applicable). The automatic reinvestment of Distributions will not relieve Participants of any Federal, state or local income tax that may be payable (or required to be withheld) on such Distribution. All per Share fees include any applicable brokerage commissions the Plan Administrator is required to pay.

8.	Each Participant may terminate (or resume) his or her account under the Plan by so notifying the Plan Administrator by telephone, in writing or by visiting the Plan Administrator’s website at [ ]. Such termination will be effective immediately if received by the Plan Administrator prior to any Distribution record date; otherwise, such termination or resumption will be effective on the first trading day after the payment date for such Distribution, with respect to any subsequent Distribution. Upon any withdrawal or termination, the terminating Participant’s Shares will be credited to such Participant’s account and the Plan Administrator will cause to be delivered to each terminating Participant a statement of holdings for the appropriate number of the Corporation’s whole book-entry Shares and a check for the cash adjustment of any fractional Share at the market value per Share as of the close of business on the day the termination is effective less any applicable fee.

9.	The Corporation reserves the right to amend or terminate the Plan. There is no direct service charge to Participants with regard to purchases in the Plan; however, the Corporation reserves the right to amend the Plan to include a service charge payable by the Participants.

10.	All correspondence from a registered owner of Shares concerning the Dividend Reinvestment Plan should be directed to the Plan Administrator. Participants who hold their Shares through a broker or other nominee should direct correspondence or questions concerning the Dividend Reinvestment Plan to their broker or nominee.

11.	The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.